Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into by and between Shintaro Asako, CPA (“Asako”) and MediciNova, Inc. a Delaware corporation (the “Company”), with regard to the following:

A. Whereas, Asako served in various capacities as an officer and employee of the Company, most recently as Chief Financial Officer and Secretary of the Company, until the termination of his employment on January 31, 2011 (the “Termination Date”); and

B. Whereas, Asako and the Company are parties to that certain Executive Employment Agreement, dated as of July 18, 2005, providing for certain rights and responsibilities on the part of Asako and the Company, as amended by the First Amendment to Employment Agreement, dated December 31, 2010 (together, the “Employment Agreement”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Payment Through Termination Date. The Company has paid to Asako his accrued salary (and accrued but unused vacation, if any) through the Termination Date.

2. Separation Payments and Other Benefits. In consideration of the covenants and promises contained in this Agreement, including the benefits set forth in Section 2 (a) and (b) below to which Asako would not otherwise be entitled, and in full and final satisfaction of all obligations the Company and Asako owe to each other under the Employment Agreement or otherwise, the Company shall pay to Asako, or on Asako’s behalf, the following amounts, less appropriate deductions and withholdings.

(a) Provided Asako executes this Agreement, the Company will pay to Asako the amount Asako would have received as salary for the period of February 1, 2011 through November 30, 2011 under the Employment Agreement in the aggregate gross amount of $237,500 and the payment to be made under this Section shall be in the form of a one-time lump sum payment, less income and employment taxes required in the judgment of the Company to be deducted or withheld, to be paid on the February 2, 2011; and

(b) Provided that Asako executes this Agreement, if Asako timely elects continuation coverage pursuant to the provisions relating to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) of the Company’s group health plan, the Company will pay the applicable COBRA premium to continue medical benefits for Asako and his dependents in the same manner that such benefits are in effect as of the Termination Date for the period from February 1, 2011 through November 30, 2011 (thereafter Asako shall, to the extent he remains eligible for such benefits, be responsible for paying the applicable COBRA premium), with the exception that the Company’s payment of premiums pursuant to this Section and such benefits will be discontinued if and when Asako obtains medical benefits pursuant to a group health plan of another employer.

3. Release. Except as provided in Paragraph 6 hereof, in consideration of the above described payments and benefits to which Asako would not otherwise be entitled, Asako does hereby unconditionally, irrevocably and absolutely release and discharge the Company, and all related subsidiary entities, and their affiliates, directors, officers, employees, agents, attorneys, stockholders, insurers, successors and/or assigns, from any and all liability, claims, demands, causes of action, or suits of any type, whether in law and/or in equity, known or unknown, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them to date, including, but not limited to, Asako’s employment with the Company and the termination of said employment. This release shall include, but not be limited to, a release of claims arising under any state or federal statute or common law regulating or affecting employment, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the California Labor Code, the California Fair Employment and Housing Act and any other statutory or common law provision or policy relating to or affecting Asako’s employment by the Company, each as amended through the date hereof, including any federal or state statutory provision covering any age discrimination in any form by the Company against Asako, except any claim for worker’s compensation. In addition to the provisions of Paragraph 6, Asako’s rights other than as an officer or employee of the Company, including, but not limited to, those as a stockholder of the Company are specifically excluded from this release.

4. Claims. In further consideration of the above described payments and benefits, Asako irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matter release above, to the maximum extent permitted by applicable law. It is the intention of the parties that, with the execution of this Agreement, the Company and all related entities, and their affiliates, officers, directors, employees, agents, attorneys, stockholders, insurers, successors and/or assigns will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Asako related in any way to the matter discharged herein. Asako represents that he has not filed any complaint, charges or lawsuits against the Company and all related subsidiary entities (including their affiliates, officers, directors, and employees) with any governmental agency or any court.

5. Unknown Claims. Asako understands and agrees that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Asako under section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived. Said section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding any provisions of this Agreement to the contrary, Asako does not waive any right or release any claim against the Company specifically excluded from the terms of this Release by Paragraph 6 of this Agreement or any right or claim which arises from the Company failing to perform its undertakings as set forth in this Agreement and/or may arise after the date Asako executes this release including Asako’s rights, if any, pursuant to COBRA.

6. Effect on Previous or Existing Agreements. This Agreement is intended to resolve any and all issues between the Company and Asako, including any and all claims for wages, separation pay, compensation, benefits or other aspects of the employment relationship between the Company and Asako. Except as set forth in this Section 6, this Agreement shall supersede and extinguish all prior employment agreements, express or implied, verbal or written, between the Company and Asako; provided, however, that this Agreement shall have no effect on (i) that certain Proprietary Information and Inventions Agreement, dated as of July 18, 2005, that certain Indemnification Agreement dated on or about July 18, 2005 (the “Indemnification Agreement”), and (iii) any stock option agreements. This Agreement shall also not in any way supersede or affect any obligation of Asako, contractual or otherwise, with respect to the disclosure, use or protection of any proprietary or confidential information of the Company, including any trade secrets, or with respect to the disclosure and assignment of inventions made or conceived by Asako during his employment. All previous written agreements and obligations imposed by any contract relating to the intellectual property of the Company or its subsidiaries or affiliated entities shall remain in full force and effect and survive the execution of this Agreement. Nothing herein is intended to limit, waive, release or avoid Asako’s right to make a claim for or to be indemnified for any costs, losses, expenditures or fees incurred in the future for acts performed by Asako within the scope of his employment, or as a consequence of the discharge of his duties on behalf of the Company, to the full extent provided by the Indemnification Agreement or by applicable law.

7. Return of Company Property. Asako shall immediately return any company property in his possession, including all company-owned computers and cellular telephones. All such property shall be returned in good working condition and order.

8. Non-Disparagement. Asako and the Company each agree that he or it shall not make any oral or written statements or knowingly make any comments, whether privately or publicly, which in fact or by implication tend to disparage the other or are inimical to the interests of the other.

9. Binding Effect. Asako further declares and represents that no promise, inducement or agreement not expressed herein has been made to him and that this Agreement contains the entire agreement between the parties relating to the subject matter hereof. This Agreement may be modified only by a writing signed by both Asako and the Company.

10. Successors. The Company and Asako understand and expressly agree that this Agreement shall bind and benefit the heirs, partners, successors, employees, directors, stockholders, officers, attorneys, affiliates, predecessors, representatives and assigns of the Company and Asako.

11. Interpretation. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

12. Resolution of Employment Related Disputes. Except as prohibited by law, the parties agree that any dispute, controversy or claim between the parties arising out of, relating to or concerning any aspect of Asako’s employment with the Company, termination of such employment or this Agreement, including without limitation, employment discrimination claims or claims arising under any other employment statute or law, shall be resolved through final and binding arbitration in San Diego, California. The law applicable to any controversy to be arbitrated shall be the law of the state of California or applicable federal law, except that the Federal Arbitration Act shall apply to the issue of arbitrability. The arbitration shall be conducted by a single neutral arbitrator selected by the parties from a list maintained and provided by the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services (“JAMS”). Asako shall not be required to pay any administrative fees of the AAA or JAMS. Any administrative fees or arbitrator’s fees will be paid by the Company. The arbitrator shall have no power to award costs and attorneys’ fees except as provided by statute or by separate written agreement between the parties. Notwithstanding the foregoing, nothing herein shall preclude either party from seeking, on a temporary basis, relief from a court in a dispute involving the ownership, use or disclosure of confidential or proprietary information or trade secrets, until such time as an arbitrator can be selected. Once selected, the arbitrator shall have the power to continue, vacate, modify or amend any temporary or interim relief, and shall have the power to resolve the dispute. In the event that any aspect of this arbitration provision is found unenforceable by a court of competent jurisdiction, the remainder of the arbitration provision shall be severed from the invalid portion and the remaining portion shall be given full effect according to its terms. This arbitration provision shall supersede any and all prior agreements between the Company and Asako on the subject of arbitration of employment-related claims.

13. No Admissions. It is agreed that this Agreement is not an admission of any liability or fault whatsoever by either the Company or Asako.

14. Execution and Revocation Periods. Asako acknowledges and agrees that the separation payments set forth in Section 2 constitute consideration beyond that which, but for the mutual covenants set forth in this Agreement, the Company would be obligated to provide, or Asako otherwise would be entitled to receive. Employee acknowledges that he has ten (10) days after actual receipt of this Agreement in which to consider and execute this Agreement. Changes to this Agreement, whether material or immaterial, do not restart the 10-day period. Employee agrees and acknowledges that if he chooses to sign this Agreement before 10 days after he received it, that he has done so voluntarily.

15. Counsel. Asako acknowledges that he fully understands his right to discuss this Agreement with independent counsel of his choice, that he is encouraged to do so, that he has carefully read and fully understands this entire Agreement and that he is voluntarily entering into this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Acknowledgments Related to Compensation and Benefits. Asako acknowledges that he is not entitled to receive any wages, benefits, bonuses, commissions or compensation, however characterized, other than the amounts provided for in Section 2 above, which separation payments and benefits he will receive provided that he will have returned to the Company an executed copy of the Agreement. For the avoidance of doubt, Asako acknowledges that he shall not be entitled to any bonus, cash or otherwise, for the fiscal year ended December 31, 2010.

18. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified at below (or at such other address as the party shall specify in writing). Such notice shall be deemed given either (a) upon personal delivery, (b) one (1) business day after being sent by overnight delivery service or (c) on the day of transmission by facsimile, provided that the notifying party confirms receipt of such transmission with the other party by telephone.

If to MediciNova:	MediciNova, Inc.
4350 La Jolla Village Drive, Suite 950
San Diego, CA 92122
	Attention:	Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer
	Telephone:	858-373-1500
Fax: 858-373-7000
Email: iwaki@medicinova.com

If to Asako:	Shintaro Asako, CPA
13078 Signature Point, #81
San Diego, CA 92130
Telephone: 858-349-6680
Email: shintaro.asako@gmail.com

[SIGNATURE PAGE FOLLOWS]

The undersigned have executed this Agreement as of February 1, 2011 at San Diego, California.

MEDICINOVA, INC.

/s/ Shintaro Asako	By:	/s/ Yuichi Iwaki
Shintaro Asako, CPA	Name:	Yuichi Iwaki, M.D., Ph.D.
	Title:	President and Chief Executive Officer

	By:	/s/ Michael Coffee
	Name:	Michael Coffee
	Title:	Chief Business Officer

	By:	/s/ Marie Lalas
	Name:	Marie Lalas
	Title:	Vice President and Controller